UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 12, 2018

REPRO MED SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	0-12305	13-3044880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Carpenter Road, Chester, New York	10918
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (845) 469-2042

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [_]

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Compensatory Arrangements

On October 12, 2018 (the “Effective Date”), Repro Med Systems, Inc. dba RMS Medical Products (“RMS” or the “Company”) entered into an employment agreement with Daniel S. Goldberger with respect to his service as interim Chief Executive Officer (the “Employment Agreement”). Mr. Goldberger was elected to RMS’s Board of Directors (the “Board”) on April 23, 2018, has been serving as interim Chief Executive Officer since July 25, 2018, and served as interim President from July 25, 2018 until his successor was appointed on September 4, 2018.

The following summary of Mr. Goldberger’s employment agreement and related stock option award does not purport to be complete and is subject to and qualified in its entirety by the terms of the employment agreement and stock option award, copies of which are attached as an exhibit to this Current Report on Form 8-K and incorporated herein by reference:

●	Mr. Goldberger’s monthly base compensation will be $30,000 (“Base Salary”), pro-rated for any partial month.

●	Mr. Goldberger will receive a signing bonus in the amount of $75,000.

●

Mr. Goldberger will receive a performance bonus based upon amounts payable to the person who first succeeds Mr. Goldberger as chief executive officer of the Company, which performance bonus will equal 50% of the initial annual base salary and 50% of the initial target bonus payable to such successor (the “Performance Bonus”). The Performance Bonus will be paid in cash and/or shares of the Company’s Common Stock, as may be determined in the sole discretion of the Board, sixty (60) days following Mr. Goldberger’s termination of employment under the employment agreement. Notwithstanding the above, no Performance Bonus will be paid to Mr. Goldberger in the event he becomes the chief executive officer of the Company following his tenure under the Employment Agreement, he resigns his employment prior to the appointment of his successor to the position of chief executive officer of the Company, he is terminated by the Company for “Cause” (as defined in the Employment Agreement), or he fails to use his best efforts in assisting in the orderly transition of his successor to the position of chief executive officer of the Company (as determined by the Board).

●

Mr. Goldberger’s employment with the Company is “at-will” on a month to month basis at the discretion of the Board, subject to a 30-day notice of termination (except where termination is by the Company for Cause).

●

If a new Company chief executive officer is appointed and thereafter Mr. Goldberger’s employment is terminated by the Company without Cause, Mr. Goldberger will be entitled to receive (i) if Mr. Goldberger’s employment is terminated by the Company without Cause prior to January 31, 2019, an amount equal to the Base Salary up to and through January 31, 2019 and plus the Performance Bonus; and (ii) if Mr. Goldberger’s employment is terminated by the Company without Cause on or after January 31, 2019, an amount equal to the Base Salary up to and through the date of such termination plus the Performance Bonus.

●

Upon execution of the Employment Agreement, Mr. Goldberger received a 10-year non-qualified option to purchase up to 500,000 shares of the Company’s Common Stock (the “Option”) at a per share exercise price of $1.57. Of the Option shares, 100,000 vested immediately, and the remaining 400,000 will vest at the rate of 25,000 shares per completed quarter.

●

The Option will immediately vest and be exercisable in full (i) upon a Change in Control within the meaning of the Company’s 2015 Stock Option Plan or (ii) upon termination without Cause of Mr. Goldberger’s employment by the Company as interim Chief Executive Officer and removal of Mr. Goldberger from the Board as a result of the vote of the Company’s shareholders at a special meeting of shareholders and/or director called for such purpose. In the case of (ii) in the preceding sentence, Mr. Goldberger will also be entitled to receive an additional lump sum payment equal to six months’ Base Salary.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement made as of October 12, 2018 between Repro Med Systems, Inc. and Daniel S. Goldberger.

10.2	Non-Qualified Stock Option award dated as of October 12, 2018 between Repro Med Systems, Inc. and Daniel S. Goldberger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPRO MED SYSTEMS, INC. (Registrant)

Date: October 16, 2018	By:	/s/ Karen Fisher
Karen Fisher Chief Financial Officer